VARIABLE ANNUITY JAPAN 1.25X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

Unrealized

Amount

Value

Units

Gain

FEDERAL AGENCY DISCOUNT NOTES 31.8%

Equity Index Swap Agreements

Farmer Mac*

June 2008 Topix 100 Index

1.65% due 04/01/08

$

1,000,000 $

1,000,000

Swap, Terminating 06/13/08**

Federal Farm Credit Bank*

(Notional Market Value

1.63% due 04/01/08

1,000,000

1,000,000

$4,969,327)

569,044 $

80,294

Federal Home Loan Bank*

2.18% due 04/03/08

2,000,000

1,999,758

Total Federal Agency Discount Notes

**

Price Return based on Topix 100 Index +/- financing at a

(Cost $3,999,758)

________

3,999,758

variable rate.

*

The issuer is a publicly traded company that operates under

REPURCHASE AGREEMENTS

a Congressional charter; its securities are neither issued nor guaranteed by the U.S. Government.

55.1%

††

All or a portion of this security is held as equity index

Collateralized by U.S. Treasury

swap collateral at March 31, 2008.

Obligations

Lehman Brothers Holdings,

Inc. issued 03/31/08 at 1.15%

due 04/01/08 ††

2,255,227

2,255,227

UBS, Inc. issued 03/31/08 at

1.29% due 04/01/08

1,655,285

1,655,285

Morgan Stanley issued

03/31/08 at 1.35% due

04/01/08

1,513,475

1,513,475

Mizuho Financial Group, Inc.

issued 03/31/08 at 1.30% due

04/01/08

1,513,475

________

1,513,475

Total Repurchase Agreements

(Cost $6,937,462)

________

6,937,462

Total Investments 86.9%

(Cost $10,937,220)

$10,937,220

_________

Other Assets in Excess of

Liabilities – 13.1%

_________

$1,652,481

Net Assets – 100.0%

$12,589,701

Unrealized

Contracts

Gain

Futures Contracts Purchased

June 2008 Nikkei 225 Index

Futures Contracts

(Aggregate Market Value of

Contracts $10,655,400)

168 $

387,428

June 2008 Japanese Yen

Futures Contracts

(Aggregate Market Value of

Contracts $10,580,850)

84

170,811

(Total Aggregate Market

Value of Contracts

$21,236,250)

558,238

1